EXHIBIT 23.1


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                         CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors of
RenaissanceRe Holdings Ltd.

We consent to the incorporation by reference in the registration statement on Form S-8, pertaining to the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan and the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan for the registration of 3,000,000 common shares of RenaissanceRe Holdings Ltd. issuable pursuant to such plans of our reports dated January 23, 2002 with respect to the consolidated financial statements and schedules of RenaissanceRe Holdings Ltd. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young


Hamilton, Bermuda
June 17, 2002